Core Industries Inc
500 North Woodward
P. O. Box 2000
Bloomfield Hills, MI 48303-2000
Telephone:  (248) 642-3400
FAX:        (248) 642-6816

                                                                    NEWS RELEASE


FOR IMMEDIATE RELEASE                             Contact:  Mark J. MacGuidwin
May 8, 1997                                     Telephone:  (248) 901-1575
                                                   E-mail:  macguid@core-ind.com


                     CORE INDUSTRIES ACQUIRES GAGE BUSINESS

Core Industries Inc (NYSE: CRI) today announced that it has acquired substantially all of the assets of Air Gage Company, a privately held producer of gaging products and systems. Air Gage, located in Livonia, Michigan, has annual sales in excess of $30 million. It complements Core Industries' position in the test, measurement and control industry, especially Core's GSE, Inc. subsidiary. The business was purchased for cash of approximately $18 million. Core's management expects the acquisition to be immediately accretive to earnings per share.

Air Gage manufactures an extensive line of air, electronic, and computerized gaging and inspection systems that are used primarily in the manufacture of automotive vehicles and parts. The company is the world's second largest manufacturer of these types of gaging systems and is a preferred supplier to several vehicle manufacturers. Air Gage will continue to operate with its current management and with Dominic Persichini, the founder of Air Gage remaining as President of Air Gage.

Lawrence J. Murphy, Core's Executive Vice President responsible for acquisitions, said "The acquisition of Air Gage represents a significant step in our strategic plan to grow Core Industries, especially in our Test, Measurement and Control segment. Air Gage will allow Core to leverage GSE's strong position in advanced assembly markets with Air Gage's strong Tier 1 status. It strengthens our ability to deliver greater integrated high tech solutions for vehicle and component assembly applications. Air Gage also brings significant machining capacity and capabilities to Core Industries. We also are delighted to have Dominic Persichini and his fine management team join the Core Industries family."

Mr. Murphy added, "Air Gage's position as a world class supplier of both standard and customized gages and services makes it an excellent addition to Core. We were attracted to Air Gage because of its outstanding reputation, its devotion to world class quality standards, its dynamic management team, and the opportunities to leverage its position with that of our GSE business which is dramatically growing its advanced assembly solutions capabilities beyond merely tool supply."

Core Industries Inc manufactures specialty products in three segments: Fluid Controls and Construction Products; Test, Measurement and Control; and Farm Equipment.

               Core's Internet address is http://www.core-ind.com